Exhibit 107
Calculation of Filing Fee Tables
S-3
(Form Type)
Advanced Micro Devices, Inc
.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	4.212% Senior Notes due 2026	457(r)	$875,000,000	100%	$875,000,000	.0001531	$133,962.50

Fees to Be Paid	Debt	4.319% Senior Notes due 2028	457(r)	$625,000,000	100%	$625,000,000	.0001531	$95,687.50

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$1,500,000,000		$229,650

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$229,650

(1)
The registration fee is calculated in accordance with 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrants’ Registration Statement on Form S-3 (No. 333-265433), in accordance with Rules 456(b) and 457(r) under the Securities Act.